Exhibit 23.2

                       Consent of Independent Accountants

The Board of Directors
Bath National Corporation:

We consent to incorporation by reference in this Form 8-K of Financial Institutions, Inc. of our report dated February 19, 2000, with respect to the consolidated statement of financial condition of Bath National Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1999, which report appears in the December 31, 2000 annual report on Form 10-K of Bath National Corporation.


/s/ URBACH KAHN & WERLIN LLP

Albany, New York
May 11, 2001